SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 17, 2008

Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 West 57th Street

New York, New York 10019

(Address of Principal Executive Offices)  (Zip Code)

(212) 887-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

As previously reported, the Company entered into agreements dated March 8, 2000, June 30, 2004, and April 2, 2008, as amended from time to time, with Lifetime Entertainment Services (“Lifetime”), an entity owned 50% by an affiliate of The Hearst Corporation and 50% by The Walt Disney Company, whereby (i) the Company assists Lifetime in securing distribution and subscribers for the Lifetime Television, Lifetime Movie Network and/or Lifetime Real Women programming services (the “Lifetime Services”); and (ii) Lifetime acts as the Company’s agent with respect to the negotiation of its agreements with certain multi-channel video programming distributors.

On October 17, 2008, in connection with a joint negotiation by Comcast Cable Communications (“Comcast”) with Lifetime and with the Company, respectively, for Comcast’s carriage of the Lifetime Services and Comcast’s retransmission of the Company’s owned and operated stations’ broadcast signals, the Company and Lifetime amended the April 2, 2008 Lifetime Agreement (the “Lifetime Amendment”) to extend the permitted term of the retransmission consent agreement contemplated thereby.     On October 17, 2008, the Company and Comcast entered into an Amended and Restated Digital Retransmission Consent Agreement (the “Comcast Agreement”).  As previously reported, the Company believes that the material terms of the Lifetime Amendment and the Comcast Agreement constitute competitive information, and the Company will seek confidential treatment of the material terms of the Lifetime Amendment and the Comcast Agreement.  The Company estimates that the aggregate annual consideration amount payable to the Company in 2009 under the Lifetime Agreement with respect to Comcast, as amended, and under the Comcast Agreement, will be less than 2.4% of the Company’s estimated 2008 net operating revenues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Jonathan C. Mintzer
Name: Jonathan C. Mintzer
Title: General Counsel, Vice President and Secretary

Date: October 21, 2008